EXHIBIT 3.(i)1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:01 AM 10/02/1996 960286776 - 2669592

CERTIFICATE OF LIMITED PARTNERSHIP

OF

KILROY REALTY, L.P.

This Certificate of Limited Partnership of Kilroy Realty, L.P. (the “Limited Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership is Kilroy Realty, L.P.

2. The address of the registered office of the limited partnership in Delaware is 1013 Center Road, Wilmington, Delaware 19805. The limited partnership’s registered agent at that address is The Prentice-Hall Corporation System, Inc.

3. The name and address of the sole general partner is:

NAME	ADDRESS

Kilroy Realty Corporation	2250 East Imperial Highway El Segundo, California 90245

IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 1st day of October, 1996.

KILROY REALTY CORPORATION, General Partner

By
Name: John B. Kilroy, Jr.
Title: President